UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12
DOW JONES & COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials:
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following are frequently asked Questions and Answers regarding the proposed merger of Dow Jones & Company, Inc.  with News Corporation posted on Dow Jones & Company, Inc.’s intranet on August 9, 2007.

Frequently Asked Questions and Answers
Regarding the Merger of Dow Jones With News Corp.

The Transaction and Conduct of Business

Q:           What is happening?

On July 31, Dow Jones and News Corp. entered into a merger agreement under which News Corp. will acquire Dow Jones.  Under the terms of the merger agreement, Dow Jones stockholders will be entitled to receive $60 in cash for each share of common stock and class B common stock they own. In addition, as described below, a limited number of Dow Jones stockholders may elect to have Dow Jones shares converted into equity of a newly formed subsidiary of News Corp., and that equity will be exchangeable into News Corp. stock.
The transaction has already been approved by our board and by News Corp.’s board and is also subject to approval by a majority of the voting power of Dow Jones’ common stock and Class B stock, voting as a single class.  Certain members of the Bancroft family and the trustees of trusts for their benefit who collectively own shares representing approximately 37% of Dow Jones’ voting power have agreed with News Corp. that they will vote to approve the transaction.  We’ll shortly make the necessary filings with the Securities and Exchange Commission to hold a stockholders’ meeting to vote on the deal
In addition to the approval of Dow Jones’ shareholders, the transaction is subject to customary conditions, including regulatory approvals. We expect the entire process, including the stockholders’ meeting and review by the regulatory authorities, to take about three months.

Q:           What are the financial terms of the transaction?

The terms of the merger agreement provide for News Corp. to pay Dow Jones shareholders $60 in cash for each share of Dow Jones stock they own. In aggregate, that would make the transaction worth about $5.6 billion, taking into account the Company’s debt and outstanding options. The merger agreement also provides that up to 250 holders of record and not more than 10% of the shares of Dow Jones may elect to have their shares of Dow Jones equity converted into a number of Class B units of Newco LLC, a newly formed subsidiary of News Corp. (each unit of which will be exchangeable into equity of News Corp. in accordance with the terms and conditions of the Newco LLC operating agreement). The transaction is expected to be tax-free to Dow Jones stockholders to the extent they receive Newco LLC Class B units for their Dow Jones shares.

Q:           Why is News Corp. interested in acquiring Dow Jones at this time?

The media world might be changing, but Dow Jones and its products are as vital and indispensable as ever. The interest of News Corp. in Dow Jones confirms the success of our recent efforts to transform this company so that it can compete in this new age of news and media. It demonstrates the relevance and appeal of brands such as The Wall Street Journal, Dow Jones Newswires, Dow Jones Indexes, Barron’s, Factiva and MarketWatch.com. And it shows our success in leveraging these brands with technology. News Corp. recognizes all these things. Its expressed desire is to integrate the content and tools we’ve created with its newspapers, television and Internet assets to enhance their appeal.

Q:	What happens between now and closing?

The transaction is subject to the approval of Dow Jones’ stockholders, regulatory approvals and other customary conditions. Those conditions to the merger must be met before the closing can occur.

Q:	Tell me about News Corp.

News Corp.’s primary businesses include: movies, television, cable network programming, direct broadcast satellite television, magazines and inserts, newspapers, and book publishing. The activities of News Corp. are conducted around the globe. Principal locations are in the U.S., Continental Europe, the U.K., Australia, Asia and the Pacific Basin. The company had total assets as of March 31 of around $62 billion and total annual revenues around $28 billion.
You know News Corp. for the Fox, Sky and Star networks and shows such as the Simpsons and American Idol.  You know it on the Internet for sites such as MySpace. In the cinema, it’s 20th Century Fox, and it’s HarperCollins in books. News Corp. owns 110 newspapers around the world. And no doubt by now, you know News Corp. for its driven, successful and sometimes controversial leader, Rupert Murdoch.

Q:	What are the key commercial benefits of the transaction?

News Corp. affords Dow Jones opportunities that aren’t available to it as an independent company. With deeper resources, wider channels and more capital, News Corp. can hasten the growth of Dow Jones products in a variety of ways. Some of the growth might come in combination with existing News Corp. products. Some might be realized by giving Dow Jones products access to larger and more developed distribution channels and the audiences within. And some might be the result of investment by News Corp. in Dow Jones products. All of these things and more make compelling commercial sense.

Q:	We’ve read so much about an agreement on “editorial integrity.” What is that? And why is it so important?

Under the terms of the merger agreement, the parties have agreed on the terms of an editorial agreement that provide for the establishment of a five-member, stand-alone, special committee with the objective of assuring the continued journalistic and editorial integrity and independence of Dow Jones’ publications and services.  A copy of the editorial agreement is available at http://online.wsj.com/article/SB118598565803884843.html.
What’s important about this is the editorial and journalistic independence and standards that made products such as the Journal and Dow Jones Newswires indispensable will continue. The initial members of the special committee will be Louis Boccardi, Thomas Bray, Jennifer Dunn, Jack Fuller and Nicholas Negroponte.

Q:	How does the transaction affect my employment with Dow Jones?

As of now, not at all. All of us continue to be employees of Dow Jones, in our same jobs and under the same terms of employment. Even after the closing of the deal, we fully expect that Dow Jones will continue to exist as a subsidiary company of News Corp.

Q:	How are Dow Jones and its employees to conduct business in the period between the signing of the agreement and the closing?

Under the terms of the merger agreement, between now and the closing, Dow Jones must operate its business in the ordinary course and consistent with past practices.
So as a general rule, it’s business as usual. You should continue to perform the duties you do currently with the same level of responsibility and dedication as before. If you have any specific questions around your duties, please direct them to your manager.

Q:	I am in the course of hiring new staff for my area. Is this now to be put on hold while the new organization is sorted out?

The integration process will take at least a few months, so any new hires should be discussed with your manager and/or vice president, as well as HR, before any offers are made.

Q:           Should we expect the culture of Dow Jones to change?

That’s a hard question to answer. The culture of Dow Jones is always changing. Will it be more like News Corp. in the future? Our best read is there is no single culture at News Corp. It appears the culture at 20th Century Fox isn’t identical to the culture at HarperCollins or to The Times of London. We expect the culture to retain its best elements while adopting the best from its sibling cultures.

Q:           What will happen to the Dow Jones brand name?

We expect the Dow Jones brand will continue. It’s a brand that commands respect, and there is no reason to think iconic names such as the Dow Jones Industrial Average will change. Note that News Corp. operates a variety of brands. In television, for instance, it’s Fox, Sky and Star, to name just three.

Q:           Will operations be moved from one office to another?

There’s a possibility that over time some functions might shift locations where it makes sense. But there’s no reason to expect any wholesale or immediate moves. We expect to consolidate offices only where it makes sense and mostly to maintain existing offices because it is advantageous to do so.  We will communicate decisions as soon as we are able to do so.

Q:	Planning process for 2008: We are in the middle of our 3-year planning process. Do we continue to prepare our plans and budgets for 2008?

Yes, planning for 2008 should continue unless or until otherwise indicated.

Q:           What should we say to customers and partners?

A communications plan has been developed in conjunction with the business units. Consult with your managers to determine what is the proper message for your business and for your customers or partners.

Employee Benefits/Compensation/Bonus/Incentive/Stock Plans

Q:	Dow Jones has long had excellent health, welfare and retirement benefits. What will happen to our benefits as a result of a change in control?

The plans are unaffected by the signing of the merger agreement. After closing, the terms of the merger agreement provide that Dow Jones benefits plans and programs such as, but not limited to, healthcare, retirement (401(k) and Money Purchase Plan), time off, etc. will be maintained through at least Dec. 31, 2008.  In addition, the retiree healthcare plan will be maintained for at least two years after the closing
We cannot predict at this point what changes, if any, will be made in the future, but we can assure you that News Corp. shares in our view that our employees continue to be our greatest asset. It is our firm intent to continue to provide competitive benefits plans and programs. If you have questions regarding benefits you can email them to CompensationPlanQuestions@dowjones.com.

Q:	How do the employee benefits offered to News Corp. employees compare to Dow Jones’s benefits?

We do not have that level of detail at this point but hope to be able to share this information with you in the near future.

Q:           Will any jobs be cut?

The goal of this transaction is to strengthen products and brands. It’s possible that some jobs will be eliminated, but saving costs isn’t the purpose for this combination. If some jobs become redundant, we will communicate information in that regard as soon as possible.  We’ll also work closely with Human Resources and other operating units to explore opportunities to find alternative positions for those affected.  Where redundancy is unavoidable, we will provide affected individuals with substantial transition options, including severance, benefits and other transition assistance in accordance with local practice and our existing severance policies.

Q:	Will I be eligible for severance in the event I am terminated as a result of a change in control?

Yes. Dow Jones has a number of severance policies that apply to employees who are involuntarily terminated. There is a corporate severance pay plan that applies to non-union company employees employed in the U.S. and under U.S. terms. There are also "local" severance plans that apply to employees in our various global locations. In addition, union-represented employees are eligible for severance under the terms of their respective collective-bargaining agreements, including under the terms of agreements that have expired -- like the IAPE contract. If you have questions regarding the severance policy applicable to you, please direct them to your HR representative or your manager. If you have other specific questions, send them to CompensationPlanQuestions@dowjones.com.

Q:	I am represented by a union or works council. Will there be any change in that status?

Because the transaction is a stock acquisition, with News Corp. buying the stock of Dow Jones when closing occurs later in the year, there will be no impact on the company’s existing collective bargaining agreements. The same applies to those employees who are members of works councils and unions elsewhere in the world.  As the process moves along, we will be contacting appropriate representatives of unions and works councils to discuss the impact on employees, and any changes that may be required.  We will follow all applicable laws and regulations and keep you informed.

Q:	What is the status of the expired IAPE agreement?

As you are aware, the IAPE contract expired on Jan. 31, 2007, and was extended by its terms through April 1, 2007. Although currently there is no contract in place, the company and IAPE have been bargaining for a successor agreement since November. In this post-expiration period, most terms and conditions of the contract remain in place.
Again, because this is a stock acquisition, the company would be bound by the terms of a contract if one were in place at the time of the closing. If no contract is in place, IAPE would continue to be recognized as the employees’ bargaining representative and bargaining would continue.
We continue to negotiate with IAPE and remain hopeful we can reach an acceptable agreement soon.

Q:           What happens to Dow Jones’ salary programs?

Going forward, employees should expect to continue in their current roles at their current salaries. Managers can continue to grant salary increases where appropriate under the Dow Jones’ salary programs.

Q:	What will happen to the 2007 Annual Incentive Plan (management bonus)? How will it be funded? How will it be calculated?

The management bonus plan provides that if a change in control occurs in 2007, performance-adjusted bonus pools will be calculated by applying actual financial results and a strategic score at target (or 100%) to bonus targets.  Eligible participants will receive pro-rata shares of the performance-adjusted bonus pools.

Q:           What will happen to sales incentive or other incentive plans?

These plans will continue to operate through 2007, and we will provide you with details on what will be in place for 2008 later in the year.

Q:	Will the Company resume the 2007 Offering of Employee Stock Purchase Plan (ESPP)? What will happen with the shares previously purchased under the ESPP?

No, pursuant to the terms of the acquisition, the company will not be resuming the 2007 Offering under the ESPP which was suspended last month.
Shares purchased under the ESPP will be treated under the merger agreement like all other outstanding common stock. Employees will be entitled to receive $60 in cash for each share they own. Further details on the process for cashing in stock will be provided at a later date.

Q:           What happens to vested stock options?

For each vested in-the-money stock option you own, you will be entitled at closing to cash equal to the difference between the original exercise price and the $60 deal price.

Q:           What happens to unvested stock options after a change in control?

For each unvested in-the-money stock option you own, you will receive the cash equal to the difference between the original exercise price and the $60 deal price payable on such options’ original vesting dates. In lieu of the cash payments, holders may elect to have unvested options converted into unvested options to purchase News Corp. stock.  These News Corp. options will continue to be subject to the same terms and conditions as were previously applicable to the Dow Jones options.

Q:	What happens to “out of the money” stock options after a change in control?

Dow Jones stock options that are “out of the money,” whether vested or not, will be converted into News Corp. options of equivalent value on the same terms and conditions as were previously applicable to the Dow Jones options.

Q:           What happens to unvested stock options if an employee is terminated after the change in control?

Upon involuntary or constructive termination within 24 months after the change in control, all unvested stock options would be accelerated, vest in full and become immediately exercisable.

Q:           What happens to restricted stock and restricted stock units (RSU's) after a change in control?

Restricted stock and RSU’s would be converted into the right to receive $60 in cash per share to be paid on the original vesting dates, or in lieu of the cash payments, holders may elect to have restricted stock and RSU’s converted into restricted shares or RSUs of News Corp. stock on the same terms and conditions as were previously applicable to the Dow Jones restricted stock and RSUs.

Q:           What happens to restricted stock and RSU's if an employee is termintaed after a change in control?

Upon involuntary or constructive termination within 24 months of change in control, unvested restricted stock units or restricted stock would be prorated based on service at termination (plus any applicable severance period) and vest according to the original schedule.

Q:           How do I get information on my stock options and RSU’s?

You should contact Merrill Lynch regarding any questions any questions you have on stock options and RSU’s.

Merrill Lynch may be contacted as follows:

In the U.S. - 1-877-767-2404
Outside the U.S.  - 1-609-818-8894 (Collect)

Web address - www.benefits.ml.com

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

News Corporation and one of its subsidiaries will file a registration statement with the Securities and Exchange Commission (SEC), which will include a proxy statement of Dow Jones.  Investors are advised to read the registration statement/proxy statement when it becomes available because it will contain important information.   Investors may obtain a free copy of the registrations statement/proxy statement (when it becomes available) and other relevant documents filed by News Corporation, its subsidiaries and Dow Jones with the SEC at the SEC’s Web site at http://www.sec.gov.  The proxy statement and such other documents may also be obtained for free from the Investor Relations section of Dow Jones’ web site (www.dowjones.com) or by directing a request to Dow Jones at: Dow Jones & Company, Inc., 200 Liberty Street, New York, New York 10281, Attention: Investor Relations, or from the Investor Relations section of News Corporation’s web site (www.newscorp.com) or by directing a request to News Corporation, 1211 Avenue of the Americas, New York, New York 10036, Attention: Investor Relations.

Dow Jones and its directors, executive officers and other members of its management and employees are potential participants in the solicitation of proxies from Dow Jones’ stockholders in connection with the merger.  Information concerning the interests of Dow Jones’ participants in the solicitation, which may be different than those of the Dow Jones stockholders generally, is set forth in Dow Jones’ proxy statement relating to its 2007 annual meeting of stockholders filed with the SEC on March 16, 2007 and Dow Jones’ Current Report on Form 8-K filed with the SEC on June 7, 2007 as amended by a filing on July 20, 2007 and will be described in the proxy statement relating to the merger.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING
INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including the risk that Dow Jones’ business and its relationships with customers, employees or suppliers could suffer due to the uncertainty relating to the merger; that the merger with News Corporation, or any other strategic alternative, may not be consummated or may be delayed; and such other risk factors as may be included from time to time in Dow Jones’ reports filed with the SEC and posted in the Investor Relations section of Dow Jones’ web site (www.dowjones.com).  Dow Jones undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.